EXHIBIT 10-D

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SALARIED EMPLOYEES’ RETIREMENT PLAN

TABLE OF CONTENTS

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SALARIED EMPLOYEES’ RETIREMENT PLAN

Colgate-Palmolive Company (the “Company”) hereby continues the Supplemental Salaried Employees’ Retirement Plan (the “Plan”), a non-qualified, unfunded plan which it maintains to provide Eligible Employees with benefits which, in the absence of certain limitations imposed by the Code, would have been provided under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Base Plan”), as well as additional benefits to surviving spouses in the event of the death of certain married Members.
ARTICLE I
INTRODUCTION

Section 1.1 Name of Plan. The name of this Plan is the “Supplemental Salaried Employees’ Retirement Plan”.

Section 1.2 Background and Effective Date. The original effective date of the Plan is January 1, 1976. The Base Plan was amended effective July 1, 1989 to, inter alia, establish pension retirement accounts and to permit lump sum payments of the amounts credited to such accounts. The Base Plan amendment required changes in the administration and interpretation of this Plan. A prior amendment and restatement of the Plan was generally effective for Members and Beneficiaries whose Benefit Commencement Date was on or after July 1, 1989, and was intended to reflect the administration and operation of the Plan in practice since July 1, 1989, including, with respect to benefits earned and vested as of December 31, 2004, the terms of the Plan as in existence on October 3, 2004. This Plan was again amended and restated effective January 1, 2005 for the purpose of complying with the requirements of Internal Revenue Code ("Code") section 409A as added by the American Jobs Creation Act of 2004. The Company did not intend by the retroactive application of this amended and restated Plan to materially modify, or otherwise increase or reduce, the benefits or rights under this Plan as in existence on October 3, 2004 for purposes of Code section 409A and applicable guidance thereunder with respect to benefits earned and vested as of December 31, 2004, and this Plan shall be interpreted consistent with such intent.

Effective September 1, 2010, the Hill’s Pet Nutrition, Inc. Retirement Plan was merged into the Base Plan and the benefits previously provided under the Hill’s Pet Products Benefit Equalization Plan (the “Hill’s Plan”) are now provided under this Plan.

The Plan was previously amended and restated effective September 27, 2017 and amended and restated again on April 19, 2018. Except as otherwise provided herein, the Plan is hereby amended and restated effective January 1, 2021. The Plan remains effective for Members and Beneficiaries whose Benefit Commencement Date is on or after January 1, 2021.

Section 1.3 ERISA and Code Status. This Plan is intended to be an unfunded plan for the benefit of a select group of management or highly compensated employees exempt from parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to the portion of the Plan which provides benefits in excess of the limitations imposed by section 415 of the Code, that portion is intended to be a separate plan which is an excess benefit plan exempt from ERISA. The Plan is also intended to comply with Code section 409A with respect to amounts deferred after December 31, 2004, and amounts which were deferred on or before but not vested on December 31, 2004. The Plan shall be administered and interpreted consistent with such intent.

ARTICLE II
DEFINITIONS

Capitalized terms which are not defined herein shall have the meaning ascribed to them in the Base Plan. Whenever reference is made herein to “this Plan”, such reference shall be to this Supplemental Salaried Employees’ Retirement Plan.

Section 2.1 “Actuarial Equivalent” shall mean equality in value of the aggregate benefits expected to be received under different forms of payment. For those Members whose benefit under the Base Plan is not calculated under Appendices B, C, or D of the Base Plan, the underlying actuarial assumptions used as a basis for these calculations are those which are stated in the Base Plan. For those Members whose benefit under the Base Plan is calculated under Appendices B, C, or D of the Base Plan, the underlying actuarial assumptions used for calculating lump sums and the reduction under Section 3.7 are those in effect under the Base Plan prior to January 1, 2000. For all other purposes, the assumptions currently in effect under the Base Plan shall be used.

Section 2.2 “Additional EICP Benefit” shall mean a benefit payable for the life of the surviving spouse of any Member Eligible for the Additional EICP Benefit that is equal to 25% of the retirement benefit that would have been payable to such Member under the Base Plan at Normal Retirement Age or, if later, on the Member’s Benefit Commencement Date, if such benefit had been paid in the form of a life annuity and if the limitations of Code sections 401(a)(17) and 415 were not taken into account in calculating the benefit; provided, however, that in any case where the surviving spouse is more than 60 months younger than the Member, the Additional EICP Benefit shall be reduced 1/8 of 1% (.00125) per month for each month over 60 months that the surviving spouse is younger than the Member. If the Member’s Base Plan benefit is determined by reference to his Account, the benefit at Normal Retirement Age or, if later, the Member’s Benefit Commencement Date, shall be determined by dividing such Account as of the date of the Member’s separation from service by a deferred to age 65 annuity factor using the Applicable Interest Rate and the Applicable Mortality Table.

Section 2.3 “Base Plan” shall mean the Colgate-Palmolive Company Employees’ Retirement Income Plan, as amended from time to time.

Section 2.4 “Benefit Commencement Date” shall mean the first day of the month as of which a Member’s benefit is paid as an annuity or in any other form under this Plan.

Section 2.5 “Determination Date” shall mean the date as of which benefits commence under the Base Plan.

Section 2.6 “Eligible Employee” shall mean an “Eligible Employee,” as defined in the Base Plan, who is entitled to a retirement benefit under the Base Plan which is limited by Code sections 401(a)(17) and/or 415, and/or any other Employee who satisfies each of the requirements of Section 2.10.
Section 2.7 “Grandfathered Benefit” shall mean the lesser of (i) the benefit amount stated in a schedule maintained by the Employee Relations Committee (which represents the present value of the amount to which the Member would have been entitled under this Plan (or the Hill’s Plan, as applicable) if he had voluntarily terminated employment without cause on December 31, 2004 and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following termination of employment, and received the benefit in the form with the maximum value, and (ii) the benefit payable under this Plan on the Benefit Commencement Date. For any subsequent year, the amount determined under (i) may increase to equal the present value of the benefit the Member actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan (including applicable limits under the Internal Revenue Code), as in effect on October 3, 2004, without regard to any further services rendered by the Member after December 31, 2004, or any other events affecting the amount of the Member’s entitlement to benefits (other than a Member election with respect to the time or form of an available benefit). Calculations of the amount determined under (i) shall be made in accordance with Reg. §1.409A-6(a)(3)(i) using reasonable actuarial assumptions and methods as determined thereunder.

Section 2.8 “Maximum Benefit” shall mean the maximum annual benefit payable in the form of a straight life annuity or, in the case of a married Member, a qualified joint and survivor annuity as defined in Code section 417(b), which is permitted to be paid to a Member under the Base Plan, as determined under all applicable provisions of the Code and ERISA, specifically taking into account the limitations of Code sections 401(a)(17) and 415, and any applicable regulations thereunder. It is intended that the Maximum Benefit, as defined herein, shall automatically increase whenever the dollar limits or compensation limits under Code sections 401(a)(17) and 415 increase; provided, however, that no adjustments to the Maximum Benefit will be recognized after a Member’s Benefit Commencement Date.

Section 2.9 “Member” shall mean an Eligible Employee who participates in this Plan pursuant to Section 3.1. An Eligible Employee shall remain a Member under this Plan until all amounts payable on his behalf from this Plan have been paid.

Section 2.10 “Member Eligible for the Additional EICP Benefit” shall mean an Employee who (i) is in salary grade 19 or above, (ii) has been credited with ten (10) or more years of vesting service under the Base Plan, (iii) is not eligible for the indexation of accrued benefit under Section 1.1 of Appendix H of the Base Plan; (iv) effective for Benefit Commencement Dates on or after September 27, 2017, elects to receive his benefit under the Base Plan in a form of annuity other than a Joint Annuitant Option with a 100% survivor feature, (v) has been married to the same Spouse for at least one year prior to his Benefit Commencement Date, (vi) is married to the person described in (v) at the time of his death, and (vii) either the person described in (v) and (vi) above is the Member’s only designated beneficiary under the Base Plan or the Base Plan benefit is paid in the form of an annuity that does not require the designation of a beneficiary. In addition to the foregoing requirements and solely for purposes of Section 3.3(b), the Employee also must have attained age 55 prior to death and the Beneficiary’s benefit under the Base Plan must be determined under Appendices B, C or D, but the requirement that the Member elect to receive his benefit under the Base Plan in the form of an annuity shall not apply.

Section 2.11 “Non-Grandfathered Benefit” shall mean the portion of the benefit payable under this Plan which exceeds the Grandfathered Benefit, calculated using the actuarial assumptions specified in Section 2.1 as of the Determination Date.

Section 2.12 “Specified Employee” shall mean a person identified in accordance with procedures adopted by the Company that reflect the requirements of Code section 409A(a)(2)(B)(i).

ARTICLE III
BENEFITS

Section 3.1 Participation. An Eligible Employee shall become a Member under this Plan on the earlier of (i) the date his accrued benefit under the Base Plan, determined without regard to the limitations of Code Sections 401(a)(17) and 415, exceeds the Maximum Benefit, or (ii) the date he satisfies each of the requirements of Section 2.10.

Section 3.2 Amount of Member’s Benefit .
(a) In the case of any Member whose Determination Date is coincident with or immediately following his separation from service, such Member shall be entitled to a benefit under this Plan, the Actuarial Equivalent of which is equal to the difference between:
(i) the benefit that would have been payable under the Base Plan as of such date in the form elected by the Member under such plan if the limitations of Code sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and
(ii) the benefit actually payable under the Base Plan;

For Members previously covered under the Hill’s Plan, the determination of the benefit payable under Section 3.2(a)(i) above shall be made by treating amounts deferred under the Colgate-Palmolive Company Deferred Compensation Plan (except for annual incentive bonuses under the Executive Incentive Compensation Plan that are scheduled to be paid in March 2022), to the extent such amounts would have been recognized as Earnings under the Base Plan determined at the Member’s Benefit Commencement Date, as benefit bearing compensation. For Members who are Employees on December 31, 2013 and whose Recognized Earnings as of February 1, 2013 are in excess of $255,000, the determination of the benefit payable under Section 3.2(a)(i) above shall be made without regard to the Base Plan amendment requiring that both their benefit upon normal retirement and their pre-Social Security supplement under Appendix B of the Base Plan be calculated based on the Member’s Average Recognized Monthly

Earnings, and Estimated Primary Insurance Amount as of December 31, 2013. For Members whose (x) Recognized Earnings as of a date after February 1, 2013 but before January 1, 2022 or (y) Eligible Earnings as of any date on or after January 1, 2021, as applicable, are in excess of the limitation then in effect under Code section 401(a)(17), and who terminate employment on or after January 1, 2016, the determination of the benefit payable under Section 3.2(a)(i) above shall be made without regard to Section 7(b) of Appendix B of the Base Plan and the last paragraph of Section 7 of Appendix B of the Base Plan.

(b) In any case where the Determination Date under the Base Plan does not coincide with, or immediately follow, the Member’s separation from service, the Member shall be entitled to a benefit under this Plan, the Actuarial Equivalent of which is equal to the difference between:
(i) the annual benefit that would have been payable under the Base Plan in the normal form as of the earliest date the Member could have commenced benefits under the Base Plan following his separation from service if the limitations of Code sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and
(ii) the Maximum Benefit applicable to the Member as of that date;

For Members previously covered under the Hill’s Plan, the determination of the benefit payable under Section 3.2(b)(i) above shall be made by treating amounts deferred under the Colgate-Palmolive Company Deferred Compensation Plan (except for annual incentive bonuses under the Executive Incentive Compensation Plan that are scheduled to be paid in March 2022), to the extent such amounts would have been recognized as Earnings under the Base Plan determined at the Member’s Benefit Commencement Date, as benefit bearing compensation. For Members who are Employees on December 31, 2013 and whose Recognized Earnings as of February 1, 2013 are in excess of $255,000, the determination of the benefit payable under Section 3.2(b)(i) above shall be made without regard to the Base Plan amendment requiring that both their benefit upon normal retirement and their pre-Social Security supplement under Appendix B of the Base Plan be calculated based on the Member’s Average Recognized Monthly Earnings, and Estimate Primary Insurance Amount as of December 31, 2013. For Members whose (x) Recognized Earnings as of any date after February 1, 2013 but before January 1, 2022 or (y) Eligible Earnings as of any date on or after January 1, 2021, as applicable, are in excess of the limitation then in effect under Code section 401(a)(17), and who terminate employment on or after January 1, 2016, the determination of the benefit payable under Section 3.2(b)(i) above shall be made without regard to Section 7(b) of Appendix B of the Base Plan and the last paragraph of Section 7 of Appendix B of the Base Plan.

(c) In addition to any benefit provided under Section 3.2(a) or (b), an Additional EICP Benefit shall be paid to the surviving spouse of any Member Eligible for the Additional EICP Benefit who dies on or after his Benefit Commencement Date.
(d) The benefit amount determined under Sections 3.2(a), (b) and (c) above is subject to reduction as provided in Sections 3.6, 3.7 and 3.8. The benefit amount (after the reductions required under Sections 3.6 and 3.7 but prior to the reduction required under Section 3.8), when expressed as a straight life annuity, and then added to the benefit payable under the Base Plan, when expressed as a straight life annuity (in each case using the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date), shall be limited to 70 percent of the Member’s salary based on the date of separation from service plus the value of the executive incentive compensation (whether or not payable in cash) awarded for services rendered in the calendar year immediately preceding the calendar year containing the separation from service date. For this purpose, executive incentive compensation includes cash and non-cash awards under the Executive Incentive Compensation Plan of the Company. Also for this purpose, restricted stock issued pursuant to the Executive Incentive Compensation Plan shall be valued at its publicly traded value on the New York Stock Exchange at the close of business on the date of grant.

(e) The benefit amount determined under Sections 3.2(a), (b) and (c) above (after the reductions required under Sections 3.2(d), 3.6, and 3.7 but prior to the reduction required under Section 3.8) when expressed as a present value amount (in each case using the actuarial assumptions described below), and when added to (i) the benefit determined under Section 3.2(a)(ii) or Section 3.2(b)(ii), as applicable, when expressed as a present value amount (in each case using the actuarial assumptions described below) and (ii) the foreign retirement benefit(s) determined under Section 3.6, when expressed as a present value amount (using the actuarial assumptions described below), shall be further limited to a maximum total benefit under this Plan, the Base Plan, and foreign retirement plan(s) described in Section 3.6 of $20,000,000. Such $20,000,000 limitation shall be increased as of the end of each calendar month at a monthly rate equivalent to an annual rate of 6% compounded annually, with the first such increase to occur as of January 31, 2010. Application of the limitation described in this Section 3.2(d) is subject to obtaining the written consent of any such Member and his Beneficiary to such reduction. For purposes of clarity, if the limitation described in this Section 3.2(d) applies to a Member, such Member’s benefit under this Plan shall be limited to the difference between (A) $20 million (as adjusted) and (B) the sum of the benefit determined under Section 3.2(a)(ii) or Section 3.2(b)(ii), as applicable, plus the foreign retirement benefit(s) determined under Section 3.6.

For purposes of expressing the benefit determined under Sections 3.2(a) or (b), as applicable, and (c) (after the reductions required under Sections 3.2(d), 3.6, and 3.7 but prior to the reduction required under Section 3.8), and Section 3.6, if applicable, as a present value amount under this paragraph 3.2(e) only, the following assumptions shall be used:

If the form of payment is an annuity:

Interest rate – The discount rate which is in effect as of the December 31 coincident with or preceding the determination date, as used to determine pension liabilities for purposes of year-end financial accounting disclosures.
Mortality – The mortality basis which is in effect as of the December 31 coincident with or preceding the determination date, as used to determine pension liabilities for purposes of year-end financial accounting disclosures.

If the form of payment is a lump sum:

The actual assumptions used in the Base Plan and the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan to determine actual lump sum payments.

Section 3.3 Amount of Beneficiary’s Benefit.

(a) Upon the death of a Member whose Beneficiary is eligible for a Beneficiary’s benefit under the Base Plan, such Beneficiary shall be entitled to an annual benefit under this Plan equal to the difference between (i) the benefit that would have been payable to the Beneficiary under the Base Plan if the limitations of Code Sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and (ii) the benefit actually payable to the Beneficiary under the Base Plan.

(b) In addition to the benefit provided under Section 3.3(a), an Additional EICP Benefit shall be paid to the surviving spouse of any Member Eligible for the Additional EICP Benefit who dies before his Benefit Commencement Date, provided, however, that the amount of such Additional EICP Benefit shall be reduced by any “Death-In-Service Benefit” payable under the Above and Beyond Plan for so long as such benefit is payable under the Above and Beyond Plan.

Section 3.4 Time and Form of Payment.
(a) Separation from Service On or After January 1, 2008 – Grandfathered Benefit. Payment of the Grandfathered Benefit under this Plan to a Member or Beneficiary shall commence as of the Determination Date and, except as provided in this Section 3.4(a), shall be paid in the same form as the benefit payable under the Base Plan.

(i) A Member or Beneficiary whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan may request the Employee Relations Committee to approve payment of his Grandfathered Benefit in a lump sum. Such request must be made at least 90 days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee.

(ii) Except for Grandfathered Benefits determined under the Hill’s Plan, a Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D may, with the Employee Relations Committee approval, receive payment of his Grandfathered Benefit in the form of a lump sum.

(iii) In the case of a Member whose Grandfathered Benefit was determined under the Hill’s Plan, and where the Actuarial Equivalent of such Grandfathered Benefit is $20,000 or less, the Employee Relations Committee in its sole discretion may require that the Grandfathered Benefit be paid in a lump sum.

(b) Separation from Service on or After January 1, 2008 – Non-Grandfathered Benefit.

(i) A Member whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan and who is married on the date of his separation from service shall receive payment of the Non-Grandfathered Benefit in the form of a Joint and 50% Survivor Annuity commencing as soon as practicable following the Member’s separation from service. If such Member is not married on the date of his separation from service, payment of the Non-Grandfathered Benefit shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s death.

(ii) A Member whose benefit under the Base Plan is not calculated under Appendices B, C or D of the Base Plan shall receive payment of the Non-Grandfathered Benefit in the form of a lump sum as soon as practicable following the Member’s separation from service. Payment to the Beneficiary of such a Member who dies before his Benefit Commencement Date shall be made in the form of a lump sum as soon as practicable following the Member’s death. Payment to the surviving spouse of such a Member who is both a Member Eligible for the Additional EICP Benefit and dies after his Benefit Commencement Date shall be made in accordance with Section 3.2(c).

The foregoing notwithstanding, in any case where the Member is a Specified Employee, payment of the Non-Grandfathered Benefit under this Section 3.4(b) shall be deferred until the earlier of (i) the date that is six months following the Member’s separation from service, or (ii) the date of the Member’s death. If benefits are paid in the form of an annuity, the portion of the Non-Grandfathered benefit that would have been paid during this six month period shall be accumulated and paid in a lump sum at the end of this period. If the benefit is paid in the form of a lump sum, interest credits shall continue throughout the six month period.

(c) Separation from Service Before January 1, 2008. See Appendix A.

(d) Change of Control – Grandfathered Benefit. Following the occurrence of a “Change of Control,” as defined under Section 6.02 of the Amended and Restated Trust Agreement, dated August 2, 1990, between the Company and the Bank of New York (the “Trust Agreement”), distribution of a Member’s Grandfathered Benefit (other than Grandfathered Benefits determined under the Hill’s Plan) shall be made in accordance with the provisions of Section 4.02(a) of the Trust Agreement.

(e) Change of Control – Non-Grandfathered Benefit. Upon the occurrence of a transaction which is both a “Change of Control,” as defined under Section 6.02 of the Trust Agreement, and meets the requirements of Code Section 409A(a)(2)(A)(v) and the regulations thereunder, a Member whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan and who terminates employment within two years of the date of such transaction shall receive payment of his Non-Grandfathered Benefit in the form of a lump sum. Payments to other Members shall be made in accordance with Section 3.4(b). The foregoing notwithstanding, in any case where the Member is a Specified Employee, payment of the Non-Grandfathered Benefit under this Section 3.4(e) shall be deferred until the earlier of (i) the date that is six months following the Member’s separation from service, or (ii) the date of the Member’s death.

Section 3.5 Effect of Changes in the Maximum Benefit. If, prior to a Member’s Benefit Commencement Date, the benefits payable under the Base Plan increase as a result of increases in the Maximum Benefit, the benefits under this Plan shall be recalculated to take into account the higher Maximum Benefit payable from the Base Plan. If such an increase occurs after the Member’s Benefit Commencement Date, no adjustment shall be made to the benefits payable under this Plan.

Section 3.6 Reduction in Benefits for Members in Foreign Service. A Member’s benefit under this Plan (including his Beneficiary's benefits) based upon his participation in the Plan subsequent to December 31, 1965 shall be reduced by any foreign retirement benefits which the Member has received or will receive which are attributable to direct or indirect contributions by the Company or any of its Subsidiaries or branches. The amount of this reduction shall be determined in accordance with the provisions of the Base Plan.

Section 3.7 Reduction in Benefits for Members Electing to Maintain Prior Plan Benefits. For those Members who elected to make Contributions to Maintain Prior Plan Benefits pursuant to Appendix C of the Base Plan, the benefit otherwise payable under this Plan shall be reduced by an amount determined to be the benefit attributable to the contributions that would have been required of the Member under the Base Plan formula to Maintain Prior Plan Benefits for benefits in excess of the Maximum Benefit, and interest thereon calculated at a rate equal to the interest crediting rate under the Base Plan during the period that such contributions would have been required.

Section 3.8 Reduction in Benefits for FICA Tax Imposed on Plan Benefits. Effective for Benefit Commencement Dates on or after January 1, 2005, where the Member’s Benefit Commencement Date coincides with the Member’s “resolution date,” as defined in Reg. § 31.3121(v)(2)-1(e)(4)(i), and all or a portion of the Member’s benefit is payable as a lump sum, the lump sum payment shall be reduced by the Actuarial Equivalent of the taxes imposed on the Member under Code sections 3101(a) and (b) (and the income tax required to be withheld on the amount of such taxes) which are attributable to the Member’s Plan benefit, which amounts shall be paid in satisfaction of the Member’s tax liability.

Section 3.9 Benefits Subject to Withholding. The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, employment taxes or other taxes which are required to be withheld from such payments by applicable laws and regulations. Any employment taxes owed by the Member with respect to any deferral, accrual or benefit payable under this Plan which have not been satisfied under Section 3.8 may be withheld from benefits paid under this Plan or any other compensation of the Member.

Section 3.10 Beneficiary Designation. The Member's Beneficiary for purposes of any survivor benefits under this Plan will automatically be the same as such Member’s Beneficiary under the Base Plan. Notwithstanding any other provision of this Plan, the consent of the Member's Spouse shall not be required to elect a lump sum payment of the Grandfathered Benefit. In the absence of a Beneficiary who survives the Member, upon the Member’s death, payment of any benefit owed to a Member's Beneficiary, if any, shall be made to the Member's estate in a lump sum as soon as practicable.

ARTICLE IV
PLAN ADMINISTRATION

Section 4.1 Employee Relations Committee. This Plan shall be administered by the Employee Relations Committee which shall have full authority to administer and interpret this Plan, make payments and maintain records hereunder, including but not limited to the power:

(i) to determine who are Eligible Employees for purposes of participation in the Plan;

(ii) to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision; and

(iii) to adopt rules consistent with the Plan.
The Employee Relations Committee may adopt or amend from time to time such procedures as may be required for the proper administration of the Plan. All interpretations of the Employee Relations Committee shall be final and binding on all parties including Members, Spouses and Beneficiaries, and the Company and its affiliates.

Section 4.2 Claims Procedures. Any complaint with regard to benefits under the Plan should be directed to the Secretary of the Employee Relations Committee, Colgate-Palmolive, 300 Park Avenue, New York, NY 10022. Such complaint must be filed in writing no later than 90 days after the date of retirement, termination or other occurrence related to the complaint. Within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of the approval or denial of the claim. If the claim is denied, the notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The claimant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Employee Relations Committee. The claimant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Employee Relations Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. If the claimant does not request such a review or the Employee Relations Committee fails to respond to such a request for review in writing, the request for review will be deemed to have been made and denied on the 120th day after the date of the initial denial. The Employee Relations Committee, in its discretion, may request a meeting to clarify any matters deemed appropriate. No action may be brought for benefits under this Plan pursuant to the denial of a claim, unless such claim was timely made under this Section and such complaint is filed on or before one year from the denial or deemed denial by the Employee Relations Committee of any such claim upon review.

Section 4.3 Delegated Responsibilities. The Employee Relations Committee shall have the authority to delegate any of its responsibilities to such persons as it deems proper.

Section 4.4 Amendment and Termination. The Company may amend, modify or terminate this Plan at any time, provided, however, that no such amendment, modification or termination shall reduce any benefit under this Plan to which a Member, or the Member’s Beneficiary, is entitled under Article III prior to the date of such amendment or termination, and in which such Member or Beneficiary would have been vested if such benefit had been provided under the Base Plan, unless the Member or Beneficiary either becomes entitled to an amount equal to the Actuarial Equivalent of such benefit under another plan, including the Base Plan, program or practice adopted by the Company or the Member or Beneficiary consents in writing to such reduction. The Employee Relations Committee may make changes to this Plan which do not materially reduce the value of the benefits paid under this Plan to conform to, or take advantage of, any governmental requirements, statutes, regulations or other authority.

Section 4.5 Payments. The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto out of its general assets.
Section 4.6 Non-Assignability of Benefits. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Employee Relations Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate and is consistent with Code Section 409A.

Section 4.7 Plan Unfunded. Nothing in this Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to the Members or Beneficiaries hereunder. Nothing contained in this Plan nor any action taken here under shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Members or Beneficiaries. Any funds which may be accumulated in order to meet any obligation under this Plan shall for all purposes continue to be a part of the general assets of the Company. To the extent that any Member or Beneficiary acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

Section 4.8 Applicable Law. All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent not preempted by Federal law.

Section 4.9 No Employment Rights Conferred. The establishment of the Plan shall not be construed as conferring any rights upon any Eligible Employee for continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Eligible Employee or treat him without regard to the effect which such treatment might have upon him under the Plan.

Section 4.10 Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

APPENDIX A

COLGATE-PALMOLIVE COMPANY
SUPPLEMENTAL SALARIED EMPLOYEES RETIREMENT PLAN

Section 3.4 Time and Form of Payment
(c) Separation from Service Prior to January 1, 2008.
(i) Determination Date Prior to January 1, 2006. Payment of benefits under this Plan to a Member or Beneficiary whose Determination Date is prior to January 1, 2006 shall commence on the Determination Date and, except as provided in this Section 3.4(c)(i), shall be payable in the same form as the benefit payable under the Base Plan.
(A) A Member whose benefit is calculated under Appendices B, C or D of the Base Plan and whose Determination Date is on or before July 27, 2005 may request the Employee Relations Committee to approve payment of his Grandfathered Benefit in a lump sum. Such request must be made at least ninety (90) days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee. In the event a lump sum payment request is approved, the amount of the payment shall be determined based upon the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date.

(B) A Member whose benefit is calculated under Appendices B, C or D of the Base Plan and whose Determination Date is on or after July 27, 2005 and before January 1, 2006 may request the Employee Relations Committee to approve payment of his entire benefit in a lump sum. Such request must be made at least 90 days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee. In the event a lump sum payment request is approved, the amount of the payment shall be determined based upon the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date. The approval of any such request shall be deemed a cancellation of amounts deferred under the Plan during 2005 pursuant to Q&A-20(a) of IRS Notice 2005-1.

(C) Any other Member whose benefit under the Base Plan is payable in the form of a lump sum may, with the Employee Relations Committee approval, receive payment of his entire benefit under the Plan in the form of a lump sum. The approval of any such request shall be deemed a cancellation of amounts deferred under the Plan during 2005 pursuant to Q&A-20(a) of IRS Notice 2005-1.

(ii) Determination Date After December 31, 2005.

(A) Grandfathered Benefit. Payment of the Grandfathered Benefit under this Plan to a Member or Beneficiary shall commence on the Determination Date and, except as provided in this Section 3.4(c)(ii)(A), shall be paid in the same form as the benefit payable under the Base Plan.

(I) A Member or Beneficiary whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan may request the Employee Relations Committee to approve payment of his Grandfathered Benefit in a lump sum. Such request must be made at least 90 days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee.

(II) A Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D may, with the Employee Relations Committee approval, receive payment of his Grandfathered Benefit in the form of a lump sum.

(B) Non-Grandfathered Benefit. Except as otherwise provided herein,
(I) a Member whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan and who is married on the date of his separation from service shall receive payment of the Non-Grandfathered Benefit in the form of a Joint and 50% Survivor Annuity, commencing as soon as practicable following the Member’s separation from service. If such Member is not married on the date of his separation from service, payment of the Non-Grandfathered Benefit shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s death. The foregoing notwithstanding, certain Members designated by the Committee who meet the requirements set forth in Section 3.02 of IRS Notice 2006-79 may elect on or before

December 31, 2007 to receive payment of the Non-Grandfathered Benefit following the Member’s separation from service in the form of a lump sum provided such election is made prior to the calendar year in which the Member’s separation from service occurs.
(II) A Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D of the Base Plan shall receive payment of the Non-Grandfathered Benefit in the form of a lump sum as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a lump sum as soon as practicable following the Member’s death.

(iii) Members under the Hill’s Plan. Sections 3.4(a) and (b) shall govern the time and form of payment for benefits earned under the Hill’s Plan.

The foregoing notwithstanding, in any case where the Member is a Specified Employee, payment of the Non-Grandfathered Benefit under this Section 3.4(c) (other than payments described in Section 3.4(c)(i)(B) and (C)) shall be deferred until the earlier of (i) six months following the Member’s separation from service or (ii) the date of the Member’s death. If benefits are paid in the form of an annuity, the portion of the Non-Grandfathered benefit that would have been paid during this six month period shall be accumulated and paid in a lump sum at the end of this period. If the benefit is paid in the form of a lump sum, interest credits shall continue throughout the six month period.

APPENDIX B

COLGATE-PALMOLIVE COMPANY
SUPPLEMENTAL SALARIED EMPLOYEES RETIREMENT PLAN

TEMPORARY COVID-19 PANDEMIC-RELATED RELIEF PROVISION

DOL and IRS Extension of Claims and Appeals Deadline Relief
With respect to any requirement for Members and Beneficiaries to timely furnish a notice or document or comply with a claims procedure deadline during the period between March 1, 2020 and the earlier of (1) 60 days after the announced end of the COVID-19 National Emergency or (2) one year from the date the deadline would have begun running for the Member or Beneficiary, as applicable, relief pursuant to EBSA Disaster Relief Notice 2020-01, the Extension of Certain Timeframes for Employee Benefit Plans, Participants, and Beneficiaries Affected by the COVID–19 Outbreak published in the Federal Register on May 4, 2020, and any other or subsequent applicable guidance by the IRS, Department of Labor or Treasury Department, shall apply. The Employee Relations Committee or its delegates and other responsible fiduciaries under the Plan shall act in good faith and furnish any required notice, disclosure, or document or comply with any applicable deadline as soon as administratively practicable under the circumstances or as set forth in such guidance (or other or subsequent applicable guidance).
B-1